SPECIAL POWER OF ATTORNEY

The undersigned, Man Kwan Fong, whose address is Flat D, 31/F, Block C. Noble Place, 10 King Fung Path, HK, appoints each of Kelly G. Howard and Paul J. Pollock of the law firm Crowell & Moring LLP as attorney-in-fact ("Agent") to exercise the powers and discretions described below.

The undersigned hereby revokes any and all general powers of attorney and special powers of attorney that she previously has signed that relates to the same subject matter as the subject of this Special Power of Attorney.

The Agent shall have full power and authority to act on the undersigned's behalf in the particulars specified below. This power and authority shall authorize the Agent, on behalf of the undersigned to:

* apply for access to the Electronic Data Gathering Analysis, and Retrieval ("EDGAR") system of the United States Securities and Exchange Commission ("SEC") including obtaining a CIK,

* generate access codes therefor,

* obtain or update passphrases necessary to access or update access to EDGAR,

* serve as the contact for EDGAR information, inquiries and access codes,

* and take any and all action, and prepare and sign, on behalf of the undersigned any and all documents or instruments including, without limitation, the SEC's Form ID, as the Agent, in his or her discretion, deems necessary or convenient to exercise the authority specified by this Special Power of Attorney for and on behalf of the undersigned.

* preparing, filing and amending securities law forms for me as an individual under Section 16 of the Securities Exchange Act of 1934, as amended, including but not limited to Form 3, Form 4, and Form 5 and any amendments thereto.

This Special Power of Attorney shall be construed broadly. The listing of specific powers is not intended to limit or restrict powers incidental thereto granted in this Special Power of Attorney in any manner.

The Agent shall not be liable for any loss that results from a judgment error that was made in good faith. However, the Agent shall be liable for willful misconduct or the failure to act in good faith while acting under the authority of this Special Power of Attorney. A successor Agent shall not be liable for acts of a prior Agent.

No person who relies in good faith on the authority of the Agent under this instrument shall incur any liability to the undersigned, to the undersigned's estate, personal representative, successor or assigns. The undersigned authorizes the Agent to indemnify and hold harmless any third party who accepts and acts under this document for and on behalf of the undersigned.

If any part of any provision of this instrument shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions of this instrument.

This Special Power of Attorney shall become effective immediately. This Special Power of Attorney may be revoked by the undersigned at any time by providing written notice signed by undersigned to the Agent and shall continue effective until it is revoked by a writing signed by the undersigned.


IN WITNESS THEREOF, the foregoing SPECIAL POWER OF ATTORNEY was made and executed as of February 11, 2016.


						/s/ Man Kwan Fong
						Shareholder in Silver Dragon Resources, Inc.



Witnessed:

By:		/s/ Leung Shin Yan

Name:		Leung Shin Yan